Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated February 14, 2006
to Prospectus declared
effective on October 21, 2005
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 14, 2005

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 2 supplements our Prospectus dated October 21, 2005 and the Prospectus Supplement No. 1 dated November 14, 2005.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Quarterly Report on Form 10-QSB of Alliance Pharmaceutical Corp. for the quarter ended on December 31, 2005 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 14, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

(Mark One)

X	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2005

or

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number 0-12950

ALLIANCE PHARMACEUTICAL CORP.
(Exact name of Registrant as specified in its charter)

New York	14-1644018
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
4660 La Jolla Village Dr, #825
San Diego, California	92122
(Address of principal	Zip Code
executive offices)
Registrant’s telephone number,
including area code:	(858) 410-5200

Indicate by a check whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to filing requirements for the past 90 days.

Yes     X           No

Indicate by a check whether the registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934.)

Yes                  No     X

As of February 9, 2006, Registrant had 34,829,827 shares of its Common Stock, $.01 par value, outstanding.

Transitional Small Business Disclosure Format: Yes             No     X

ALLIANCE PHARMACEUTICAL CORP.

Part I Financial Information:
Item 1. Financial Statements

ALLIANCE PHARMACEUTICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEET

		December 31, 2005 (Unaudited)
Assets		
Current assets:		
Cash and cash equivalents	$	5,126,000
Other current assets		29,000
Total current assets		5,155,000
Property, plant and equipment - net		87,000
Other assets - net		10,000
	$	5,252,000
Liabilities and Stockholders' Deficit		
Current liabilities:		
Accounts payable	$	455,000
Accrued expenses		150,000
Deferred revenue		600,000
Senior notes payable and accrued interest		11,281,000
Total current liabilities		12,486,000
Other liabilities		1,250,000
Total liabilities		13,736,000
Stockholders' deficit:		
Preferred stock - $.01 par value; 5,000,000 shares authorized; Series F preferred stock - 793,750 shares issued and outstanding		8,000
Common stock - $.01 par value; 125,000,000 shares authorized; 34,829,827 shares issued and outstanding		348,000
Additional paid-in capital		475,588,000
Accumulated deficit		(484,428,000)
Total stockholders' deficit		(8,484,000)
	$	5,252,000

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

ALLIANCE PHARMACEUTICAL CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2005 AND 2004

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        Alliance Pharmaceutical Corp. and its subsidiaries (collectively, the “Company”, “Alliance”, “we” or “us”) are engaged in identifying, designing and developing novel medical products. Currently, the Company is focused on developing its lead product, Oxygent™, an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients at risk of acute tissue hypoxia (oxygen deficiency).

Liquidity and Basis of Presentation

        The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company has incurred operating losses through December 31, 2005 and has negative working capital at that date of approximately $7.3 million. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

        As discussed in Note 5, in June 2004, the Company completed a private placement financing with net proceeds to the Company of approximately $10 million from the sale of common stock (the “June 2004 Private Placement”). In September 2004, the terms of the June 2004 Private Placement were renegotiated by mutual agreement of the Company and investors holding approximately $10.7 million of the original $11 million invested by the various investors in the June 2004 Private Placement. Concurrently, the investors who elected to rescind the June 2004 Private Placement were issued senior convertible promissory notes in like investment amounts (the “Senior Notes”), which, unless previously converted, will mature and the unpaid principal, together with accrued interest, shall become due and payable on March 26, 2006. If the holders of the Senior Notes do not demand repayment in March 2006, the Company believes it has capital to fund operations for the next 12 months; however, it does not have the resources to repay the Senior Notes. If the holders of the Senior Notes demand repayment in March 2006, the Company would have to raise additional funds to repay the Senior Notes or renegotiate their terms. The accompanying unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Principles of Consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of Alliance Pharmaceutical Corp., the accounts of its wholly owned subsidiaries — Molecular Biosystems, Inc. (“MBI”) and Astral, Inc. (“Astral”) (until September 6, 2005) — and its majority-owned subsidiaries — Talco Pharmaceutical, Inc. and PFC Therapeutics, LLC (“PFC Therapeutics”). The Company’s subsidiaries have minimal operations and all significant intercompany accounts and transactions have been eliminated.

Interim Unaudited Condensed Financial Statements

        The condensed consolidated balance sheet as of December 31, 2005, the condensed consolidated statements of operations for the three months and six months ended December 31, 2005 and 2004, and the condensed consolidated statements of cash flows for the six months ended December 31, 2005 and 2004 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of the results to be expected for the full year. The financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the condensed consolidated financial statements. Significant estimates made by management include, among others, recoverability of property, plant and equipment and valuation of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

        Cash and cash equivalents are financial instruments that potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and modified to take advantage of trends in yields and interest rates. The Company places its cash with high quality financial institutions and at times may have deposits which exceed the Federal Deposit Insurance Corporation (the “FDIC”) $100,000 insurance limit. At December 31, 2005, the Company had approximately $5 million in these accounts in excess of the FDIC insurance limits.

Revenue Recognition

        The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.

        Revenue is deferred until all contractual obligations have been satisfied.

      Research and Development Revenues Under Collaborative Agreements

        Research and development revenues under collaborative agreements are recognized as the related expenses are incurred, up to contractual limits. Payments received under these agreements that are related to future performance are deferred and recorded as revenue as they are earned over the specified future performance period. Revenue related to nonrefundable, upfront fees are recognized over the period of the contractual arrangements as performance obligations related to the services to be provided have been satisfied. Revenue related to milestones is recognized upon completion of the milestone’s performance requirement.

      Licensing and Royalty Revenues

        Licensing and royalty revenues for which no services are required to be performed in the future are recognized immediately, if collectibility is reasonably assured.

Research and Development Expenses

        Research and development expenditures are charged to expense as incurred. Research and development expenditures include the cost of salaries and benefits for clinical, scientific, manufacturing, engineering and operations personnel, payments to outside researchers for preclinical and clinical trials and other product development work, payments related to facility lease and utility expenses, depreciation and amortization, patent costs, as well as other expenditures. During the six-month periods ended December 31, 2005 and 2004, the Company incurred research and development expenses of $836,000 and $1.2 million, respectively.

Fair Value of Financial Instruments

        The carrying amount of certain of the Company’s financial instruments as of December 31, 2005 approximates their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable, accrued expenses and other liabilities. The carrying value of debt approximates fair value as the related interest rate approximates a rate currently available to the Company.

Computation of Net Loss Per Common Share

        Basic loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. All potential dilutive common shares have been excluded from the calculation of diluted loss per share for the three months and six months ended December 31, 2005 and 2004, as their inclusion would be anti-dilutive.

Accounting for Stock–Based Compensation

        Stock-based awards to non-employees are accounted for using the fair value method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

        The Company has adopted the disclosure-only provisions of SFAS No. 123. The Company in its financial statements applies Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans and, accordingly, no employee stock-based compensation cost has been recognized for stock options in the three-month and six-month periods ended December 31, 2005 or 2004. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and amortized to expense over their vesting period as prescribed by SFAS No. 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below for the three months and six months ended December 31:

        The impact of outstanding non-vested stock options granted prior to 1996 (the effective date of SFAS No. 123) has been excluded from the pro forma calculations; accordingly, the pro forma adjustments for the three-month and six-month periods ended December 31, 2005 and 2004 are not indicative of future period pro forma adjustments if the calculation reflected all applicable stock options. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model. The estimated weighted average fair value at grant date for the options granted during the periods ended December 31, 2005 and 2004 was $0.11 and $0.24 per option, respectively.

Recently Issued Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”) to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123(R) in fiscal 2007. The Company is in the process of evaluating whether the adoption of Statement 123(R) will have a significant impact on the Company’s overall results of operations or financial position.

        Other recent accounting pronouncements issued by the FASB (including its EITF), the American Institute of Certified Public Accountants and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

2. PFC THERAPEUTICS, LLC

        On May 16, 2005, PFC Therapeutics and Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”), the market leader for IV solutions and one of the largest pharmaceutical companies in the People’s Republic of China (the “PRC”), entered into a development, license and supply agreement (“Double-Crane Agreement”) for the development of Oxygent in the PRC. Pursuant to the Double-Crane Agreement, Double-Crane made an upfront license fee payment and will make certain milestone and royalty payments to the Company. The payment of the upfront license fee has been deferred, as the Company’s obligations to perform have not been satisfied, and such amount is included in current liabilities in the accompanying unaudited condensed consolidated balance sheet at December 31, 2005. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. The Company will have the right to use in other countries any data derived from the clinical trials. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and they will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with the Company.

3. SALE OF Imagent® ASSETS

        On June 18, 2003, Imcor Pharmaceutical Co. (“Imcor”), formerly known as Photogen Technologies, Inc., acquired certain assets and assumed certain liabilities from Alliance. The assets acquired by Imcor included all of Alliance’s assets related to designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining its Imagent product, an ultrasound contrast agent that was approved by the United States Food & Drug Administration (“FDA”) for marketing in the U.S. in June 2002. The amount of consideration was determined through arms-length negotiation. To the extent obligations with certain creditors were completely settled, Alliance recorded a gain from sale of assets of approximately $10.6 million during the year ended June 30, 2003, approximately $15 million during the year ended June 30, 2004, approximately $306,000 during the year ended June 30, 2005 and approximately $476,000 during the six-month period ended December 31, 2005 related to the disposition of these assets. To date, Alliance has recorded approximately $26.4 million as a gain on the disposition of assets as a result of Imcor issuing shares of its stock valued at approximately $3.7 million to Alliance creditors, Imcor funding approximately $1.8 million of Alliance’s obligations, and approximately $20.9 million related to settlement agreements or Imcor’s assumed obligations of Alliance.

        On September 19, 2005, Alliance and Imcor entered into a global settlement agreement pursuant to which each party released the other from any further obligations under the Imagent Purchase Agreement, effectively terminating all ongoing obligations and rights under the agreement and providing for the allocation between the parties of the proceeds of any future transaction involving the disposition of the Imagent asset. In addition, the parties have agreed to a settlement of the Amersham Litigation, in which all parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases (see Part II, Item 1). Alliance received $200,000 as a result of the above settlement agreements during the quarter ended September 30, 2005.

        The detail of items comprising the gain on disposition of Imagent assets for the six months ended December 31, 2005 and 2004 is calculated as follows (in thousands):

4. ASTRAL, INC.

        On September 6, 2005, Alliance and Astral entered into an asset contribution agreement (the “Astral Agreement”) with MultiCell Technologies, Inc. (“MultiCell”) and Astral Therapeutics, Inc. (“Astral Therapeutics”) pursuant to which Alliance and Astral contributed all of their respective assets (including intellectual property, laboratory equipment and furniture), which had a net book value of zero at the date of contribution, that relate primarily to the business of Astral to Astral Therapeutics, a new entity formed for the purpose of further developing the Astral assets. In return, Alliance received an amount of common stock (490,000 shares) of Astral Therapeutics equal to approximately 49% of the outstanding capital stock of Astral Therapeutics. In addition, in connection with this transaction, Astral Therapeutics assumed certain obligations and liabilities of Alliance with respect to the Astral assets. Subsequent to the transfer of the Astral assets, MultiCell purchased $2 million in Series A Preferred Stock of Astral Therapeutics. MultiCell paid $1 million of this amount at the closing of the purchase of the Series A Preferred Stock and is obligated to pay the balance in four quarterly installments of $250,000 over the next year pursuant to a promissory note that is secured by a pledge of $1 million in value of Astral Therapeutics Series A Preferred Stock. After the purchase and sale of the Series A Preferred Stock of Astral Therapeutics to MultiCell, Alliance owned approximately 33% of the fully diluted outstanding capital stock of Astral Therapeutics. Pursuant to the Astral Agreement, MultiCell assumed all of Astral’s obligations under Astral’s assignment agreement with Mixture Sciences, Inc. (“Mixture Sciences”). In total, the Company transferred approximately $730,000 of net liabilities to Astral Therapeutics (which amount was recorded as a gain on disposition of liabilities in the quarter ended September 30, 2005) in exchange for 490,000 shares of common stock of Astral Therapeutics. Subsequently, Astral Therapeutics’ name was changed to MultiCell Immunotherapeutics, Inc. (“MCTI”).

        It was determined by the Company’s management that MCTI has sufficient equity or that MCTI’s equity holders have adequate decision-making authority or the obligation and right as equity holders to absorb MCTI’s expected losses or to receive its expected residual returns. Therefore, MCTI is not subject to FASB Interpretation No. 46 and such investment will be accounted for under the equity method.

5. DEBT OBLIGATIONS

PFC Note

        On November 20, 2003, PFC Therapeutics issued a secured convertible note in the principal amount of $500,000 (the “PFC Note”) to an investor. The investor also received a warrant to purchase a number of units of ownership interests of PFC Therapeutics representing 10% of its issued and outstanding units (determined on a fully-diluted basis on the date of exercise of the warrant) at an exercise price of $0.01 per unit, at any time or from time to time from January 31, 2004 to and including January 31, 2009. In September 2004, the holder of the PFC Note exchanged such warrant for 2,500,000 shares of common stock of the Company and the PFC Note for a Senior Note (described below) in the principal amount of $500,000.

Senior Notes Payable

        On July 2, 2004, Nycomed notified the Company that it was unilaterally terminating the Nycomed Agreement effective August 16, 2004. Subsequently, a dispute arose between the Company and some of its investors who participated in the June 2004 Private Placement. After considering all of the facts and circumstances relevant to the dispute, the Company’s Board of Directors determined that it was in the Company’s and the Company’s stockholders’ best interests to offer, as a settlement of the dispute, to rescind the June 2004 Private Placement.

        On September 24, 2004, investors holding 30,546,423 shares of common stock and warrants to purchase 22,909,821 shares of common stock representing approximately $10.7 million of the $11 million invested in the June 2004 Private Placement elected to rescind the June 2004 Private Placement. In doing so, each of these investors returned to the Company its stock certificate representing the number of shares and the warrant that it received in the June 2004 Private Placement for cancellation. Immediately thereafter, these same investors entered into the Senior Note Purchase Agreement whereby the Company issued to such investors Senior Notes convertible into common stock at $0.25 per share in principal amounts equal to the amounts such investors invested in the June 2004 Private Placement.

        After giving effect to both transactions, the Company issued 880,714 shares of common stock and warrants to purchase 660,536 shares of common stock in the June 2004 Private Placement, and the Company issued Senior Notes in an aggregate principal amount of approximately $10.7 million.

        On September 24, 2004, the Company recorded a beneficial conversion feature (“BCF”) charge of approximately $2.2 million (included in interest expense), based on the difference between the $0.25 conversion rate of the Senior Notes and the closing price of $0.30 of the Company’s common stock on September 24, 2004. Such BCF charge included the conversion of the $500,000 PFC Note (see above).

        The Senior Notes are due March 24, 2006, and bear interest at 6% per annum. The Senior Notes can be converted at anytime prior to the maturity date at the conversion price of $0.25. The Senior Note Purchase Agreement included certain restrictive covenants, including, without limitation, a covenant that the Company maintain at least $5.5 million in cash or cash equivalents on hand at all times (the “Cash Covenant”) while the Senior Notes are outstanding. The Cash Covenant ceased to apply on the date that the Company entered into a binding agreement for the joint development of Oxygent with a Qualified Third Party. Accordingly, the agreement with Double-Crane (a “Qualified Third Party” as defined) (see Note 2) satisfied the termination requirements of the Cash Covenant; therefore, as of May 13, 2005, the restrictions related to the amount of cash and cash equivalents that the Company was required to maintain on hand in order not to be in default under the Senior Notes, as set forth in the Cash Covenant, ceased and are of no further force or effect.

        No Senior Notes were converted during the current quarter. At December 31, 2005, the principal and accrued interest balances approximate $10,476,000 and $805,000, respectively.

Other Commitments

        The Company leases the facilities in which it operates under certain operating leases. Payments for the office facilities approximate $10,000 per month and expire through September 2006.

        On July 2, 2003, HUB Properties Trust (“HUB”) filed a lawsuit in the Superior Court of the State of California for the County of San Diego against us, Immune Complex and other parties.  The suit alleged that the defendants were liable to HUB for damages stemming from HUB’s inability to lease two properties due to defendants’ failure to timely deactivate the radiological materials licenses on the properties. The suit was for damages in excess of the $779,000 security deposit. Initially, HUB sought in excess of $3.5 million in damages. On August 21, 2003, Immune Complex filed its cross-complaint for indemnity against us. The Company filed a cross-complaint against HUB for damages (a refund of all or some of the security deposit). In June of 2004, Alliance deposited $1 million into a controlled bank account as security for any liability the Company might incur as a result of the HUB litigation. Because of certain pre-trial rulings limiting HUB’s claim, the damages HUB sought at trial were roughly $3 million. In addition, the parties stipulated prior to trial that Alliance owed HUB approximately $638,000 in damages based on HUB’s allegations. On April 27, 2005, the jury returned a verdict in favor of HUB in the amount of $1,479,000. The Court signed a judgment incorporating this verdict on April 28, 2005. HUB also sought inclusion in the judgment of an award of pre- and post-judgment interest, as well as attorney fees and costs, totaling approximately $1,370,000. The court ruled that HUB was entitled to attorney fees of $750,000, costs of $60,000 and pre-judgment interest of $4,000. Both HUB and Alliance filed Notices of Appeal. Alliance remitted $779,000 of the $2.3 million judgment in the form of a security deposit. In September 2005, per the controlled bank account agreement, HUB withdrew the $1 million security amount plus approximately $11,000 in interest in partial satisfaction of the judgment award. In November 2005, Alliance and HUB entered into a settlement and mutual release agreement whereby the award balance of approximately $536,000 was reduced and Alliance paid the compromised amount of $400,000 in full settlement of the lawsuit.

        On February 23, 2001, a lawsuit was filed against us and some of our officers by two former shareholders of MBI purportedly on behalf of themselves and other MBI shareholders.  On March 1, 2001 and March 19, 2001, two additional similar lawsuits were filed by other former shareholders of MBI.  The lawsuits, filed in the U.S. District Court for the Southern District of New York, alleged that our registration statement and prospectus filed and issued in connection with the acquisition of MBI contained misrepresentations and omissions of material facts in violation of certain federal securities laws.  In May 2001, the actions were consolidated. The plaintiffs were seeking rescission or compensatory damages, payment of fees and expenses, and further relief.  In January 2002, the plaintiffs filed a second amended complaint adding an additional securities claim against us and the named officers. In August 2003, the court granted summary judgment as to certain securities claims and dismissed the claims, and denied summary judgment as to other securities claims.  On November 3, 2005, the Court preliminarily approved a settlement reached by the parties, which will be funded by our insurers.  A hearing for final approval of the settlement has been scheduled for February 15, 2006.

Indemnification Obligations

        The Company has undertaken certain indemnification obligations pursuant to which it may be required to make payments to an indemnified party in relation to certain transactions.  The Company has agreed to indemnify its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of New York.  In connection with its facility leases, the Company has agreed to indemnify its lessors for certain claims arising from the use of the facilities.  In connection with certain of its debt, stock purchase and other agreements, the Company has agreed to indemnify lenders, sellers and various other parties for certain claims arising from the Company’s breach of representations, warranties and other provisions contained in the agreements.  The duration of certain of these indemnification obligations does not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities in the accompanying unaudited condensed consolidated balance sheet.

6. EQUITY

Preferred Stock

        In May 2000, Alliance entered into a joint venture with Baxter Healthcare Corporation (“Baxter”) and sold 500,000 shares of its Series F Preferred Stock for $20 million. Subsequently, the Company sold 293,750 additional shares for $11.75 million. The shares are convertible based on the following provisions: 1) at the option of Baxter on or after May 19, 2004; 2) termination of the license agreement between Alliance and PFC Therapeutics; 3) at the option of Baxter on or after the period of time in which the price of Alliance’s common stock is equal to or greater than $110 per share; or 4) at the option of Baxter upon a change of control at Alliance. The Series F Preferred Stock has no annual dividend and is not entitled to any voting rights except as otherwise required by law.

        The Series F Preferred Stock is convertible at the following conversion rates: 1) if Alliance’s common stock price averages $110 per share over a 20-day period through May 19, 2004, the conversion price for the Series F Preferred Stock will be $110 per share; 2) if the license agreement between Alliance and PFC Therapeutics is terminated, the conversion price will not be less than $50 per share; or 3) if the events discussed above do not occur, the conversion price will be based on the market value of Alliance’s common stock at the time of conversion, subject to “Certain Limitations.”

        In March 2004, Alliance terminated its license agreement with PFC Therapeutics and therefore, the conversion price of the Series F Preferred Stock to common stock is fixed at $50 per common share. Based on this conversion price, the outstanding shares of Series F Preferred Stock are convertible into 635,000 shares of common stock. The Company has accounted for the Series F Preferred Stock as a component of stockholders’ equity.

Stock Options

        In October 2005, the Company granted options to purchase an aggregate of 135,000 shares of common stock to various employees of the Company. The exercise price of the options is $0.11 per share (the fair market value of the Company’s common stock on the date of grant) and vest through October 2008. The options expire in October 2015.

        In October 2005, the Company granted options to purchase 200,000 shares of common stock to the new President and Chief Operating Officer of the Company. The exercise price of the options is $0.11 per share (the fair market value of the Company’s common stock on the date of grant). The options vest upon certain performance-related objectives, as defined, none of which has been reached at December 31, 2005, and expire in October 2015.

        In November 2005, the Company granted options to purchase an aggregate of 132,500 shares of common stock to the non-employee directors of the Company. The exercise price of the options is $0.11 per share (the fair market value of the Company’s common stock on the date of grant). The options vested upon grant.

Item 2. Management’s Discussion and Analysis or Plan of Operation

(References to years are to the Company’s fiscal years ended June 30.)

Plan of Operation

        Since our inception in 1983, we have financed our operations primarily through the sale of equity and debt securities, and we have applied substantially all of our resources to research and development programs and to clinical trials. We have incurred operating losses since inception and as of December 31, 2005, have an accumulated deficit of $484.4 million. We expect to incur significant operating losses over at least the next few years as we continue our research and product development efforts and attempt to commercialize our products.

        Our revenues from operations have come primarily from collaborations with corporate partners, including research and development, milestone and royalty payments. Our expenses have consisted primarily of research and development costs and administrative costs. To date, our revenues from the sale of products have not been significant. We believe our future operating results may be subject to quarterly fluctuations due to a variety of factors, including the timing of future collaborations and the achievement of milestones under collaborative agreements, whether and when new products are successfully developed and introduced by us or our competitors, and market acceptance of products under development.

Forward-Looking Information

        Except for historical information, the statements made herein and elsewhere are forward-looking. The Company wishes to caution readers that these statements are only predictions and that the Company’s business is subject to significant risks. The factors discussed herein and other important factors, in some cases have affected, and in the future could affect, the Company’s actual results and could cause the Company’s actual consolidated results for 2006, and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks include, but are not limited to, the inability to obtain adequate financing for the Company’s development efforts; the inability to enter into collaborative relationships to further develop and commercialize the Company’s products; changes in any such relationships, or the inability of any collaborative partner to adequately commercialize any of the Company’s products; the uncertainties associated with the lengthy regulatory approval process, including uncertainties associated with FDA decisions and timing on product development or approval; and the uncertainties associated with obtaining and enforcing patents important to the Company’s business; and possible competition from other products. Furthermore, even if the Company’s products appear promising at an early stage of development, they may not reach the market for a number of important reasons. Such reasons include, but are not limited to, the possibilities that the potential products will be found ineffective during clinical trials; failure to receive necessary regulatory approvals; difficulties in manufacturing on a large scale; failure to obtain market acceptance; and the inability to commercialize because of proprietary rights of third parties. The research, development and market introduction of new products will require the application of considerable technical and financial resources, while revenues generated from such products, assuming they are developed successfully, may not be realized for several years. Other material and unpredictable factors which could affect operating results include, without limitation, the uncertainty of the timing of product approvals and introductions and of sales growth; the ability to obtain necessary raw materials at cost-effective prices or at all; the effect of possible technology and/or other business acquisitions or transactions; and the increasing emphasis on controlling healthcare costs and potential legislation or regulation of healthcare pricing. Further cautionary information is contained in documents the Company files with the SEC from time to time, including the Company’s most recently filed Annual Report on Form 10-KSB, and you are encouraged to read the section entitled, “Risk Factors” included in the Company’s most recently filed Annual Report on Form 10-KSB.

Research and Development

        For the six months ended December 31, 2005 and 2004, we incurred research and development expenses of $811,000 and $307,000, respectively, for Oxygent, an intravascular oxygen carrier that we are developing to augment oxygen delivery in surgical patients at risk of acute oxygen deficit. Research and development costs to date for our oxygen-therapeutic product candidates, including Oxygent, total approximately $157.8 million. While difficult to predict, we estimate that the completion of clinical trials for Oxygent will cost at least an additional $60 million. We do not anticipate that Oxygent will reach the market for several years, if at all, and, because of the numerous risks and uncertainties associated with product development efforts, we are unable to predict with any certainty the extent of any future expenditures or when material net cash inflows from Oxygent may commence, if at all.

        Astral, our wholly owned subsidiary until September 6, 2005, was engaged in the development of immunoglobulins that are engineered to bear specific disease-associated peptides. For the six months ended December 31, 2005 and 2004, Astral incurred net research and development expenses of $25,000, and $892,000 largely due to the $720,000 expense of the assignment of intellectual property agreement with Mixture Sciences in 2004, respectively. In September 2005, pursuant to the Astral Agreement, approximately $730,000 of accrued Astral expenses were assumed by MultiCell. (See Note 4.)

Results of Operations

Six Months ended December 31, 2005 as Compared with Six Months ended December 31, 2004

        Our revenue increased to $77,000 for the six months ended December 31, 2005, compared to $72,000 for the six months ended December 31, 2004. This increase was primarily due to an increase in royalties received from sales other than Imagent.

        Research and development expenses decreased by $363,000, or 30%, to $836,000 for the six months ended December 31, 2005, compared to $1.2 million for the six months ended December 31, 2004. The decrease in research and development expenses was primarily due to the assumption of Astral expenses by MultiCell per the Astral Agreement (see Note 4), which expenses totaled $892,000 during the six months ended December 31, 2004, partially offset by an increase of $504,000 spent on Oxygent-related activities during the current period in preparation for a Proof of Concept Phase 2 clinical study in Europe and the transfer of our production technology to an FDA-approved GMP facility.

        General and administrative expenses decreased by $606,000, or 50%, to $600,000 for the six months ended December 31, 2005, compared to $1.2 million for the six months ended December 31, 2004. The decrease in general and administrative expenses was primarily due to a $617,000 decrease in legal fees and litigation expense, including the reduction of the amount owed to HUB by Alliance per the settlement and mutual release agreement whereby the award balance of approximately $536,000 was reduced and Alliance paid the compromised amount of $400,000 in full settlement of the lawsuit. (See Part II, Item 1.)

        For the six months ended December 31, 2005, we recorded an aggregate gain on the dispositions of assets and liabilities of $1.2 million. This amount consisted of $730,000 recorded in connection with the assumption of liabilities per the terms of the Astral Agreement (see Note 4) and $476,000 resulting from the recording of payments from Imcor of $200,000 to fund our obligations, and the assumption by Imcor of certain of our obligations and settlements with various vendors and creditors of $276,000 during the period in connection with the Imagent asset sale transaction. For the six months ended December 31, 2004, we recorded a gain of $259,000, resulting from the recording of payments of $90,000 from Imcor, and the assumption by Imcor of obligations and settlements with various vendors and creditors of $169,000 during the period.

        Investment income increased by $37,000 to $102,000 for the six months ended December 31, 2005, compared to $65,000 for the six months ended December 31, 2004. The increase was primarily a result of higher interest rates.

        Other income was $82,000 for the six months ended December 31, 2005, a result of proceeds recorded from the sale of raw material, compared to $10,000 for the six months ended December 31, 2004, which was primarily a result of proceeds recorded from the sale of raw material.

        Interest expense was $314,000 for the six months ended December 31, 2005, compared to $2.4 million for the six months ended December 31, 2004. The expense for the prior period was primarily the result of the BCF expense recorded in connection with the exchange of the Company’s common stock for the Senior Notes on September 24, 2004 and the accrued interest on such Senior Notes.

Three Months ended December 31, 2005 as Compared with Three Months ended December 31, 2004

        Our revenue increased approximately 113% to $53,000 for the three months ended December 31, 2005, compared to $25,000 for the three months ended December 31, 2004. The revenue for both quarters consisted of royalties from products other than Imagent.

        Research and development expenses increased by $48,000, or 20%, to $287,000 for the three months ended December 31, 2005, compared to $239,000 for the three months ended December 31, 2004. The increase in research and development expenses was primarily due to an increase spent on Oxygent-related activities during the current period in preparation for a Proof of Concept Phase 2 clinical study in Europe and the transfer of our production technology to an FDA-approved GMP facility.

        General and administrative expenses decreased by $374,000, or 66%, to $195,000 for the three months ended December 31, 2005, compared to $569,000 for the three months ended December 31, 2004. The decrease in general and administrative expenses was primarily due to a decrease in legal fees and litigation expense. (See Part II, Item 1.)

        For the three months ended December 31, 2005, there was no gain recorded on the disposition of assets or liabilities. For the three months ended December 31, 2004, we recorded a gain on the disposition of the Imagent assets of $116,000, resulting from the recording of the assumption by Imcor of certain of our obligations and settlements with various vendors and creditors during the period in connection with the Imagent asset sale transaction.

        Investment income increased by $18,000 to $52,000 for the three months ended December 31, 2005, compared to $34,000 for the three months ended December 31, 2004. The increase was primarily a result of higher interest rates during the period.

        Interest expense was $125,000 for the three months ended December 31, 2005, compared to $160,000 interest expense for the three months ended December 31, 2004. The expense for both periods was primarily the result of recording accrued interest on the Senior Notes.

Liquidity and Capital Resources

        Since inception, we have funded our operations primarily through the sale of equity securities, payments from our collaboration agreements and debt financing. From inception to December 31, 2005, we had received $243 million in net proceeds from sales of our equity securities, $260.5 million in payments from collaboration agreements and $74.3 million in debt financing of which $37.4 million of such debt has been converted into equity and $25.9 million of such debt has been retired through the restructuring of various agreements and the issuance of warrants to purchase our common stock.

        At December 31, 2005, we had approximately $5.1 million in cash, cash equivalents and investment securities compared to $6.8 million at June 30, 2005. The decrease resulted primarily from net cash used in operations of $1.9 million, partially offset by $200,000 received from Imcor to fund payments to vendors. At December 31, 2005, we had a working capital deficit of $7.3 million, compared to working capital deficit of $8.1 million at June 30, 2005. The deficit decrease was principally due to the payment of the HUB litigation award and settlement, assumption of certain liabilities by MultiCell per the Astral Agreement (see Note 4) and settlements with various vendors. Our operations to date have consumed substantial amounts of cash and are expected to continue to do so for the foreseeable future.

        Net cash used in operating activities totaled $1.9 million for the six months ended December 31, 2005, compared to $2.2 million for the six months ended December 31, 2004. The decrease in net cash used in operating activities during the six months ended December 31, 2005 was primarily due to a decrease in general and administrative payments, primarily a decrease in professional fees that resulted from the June 2004 Private Placement rescission during the prior period, partially offset by the settlement payment of $400,000 to HUB (see Part II, Item 1), and a decrease in research and development payments, primarily paid in connection with certain Astral expenses during the prior period, partially offset by an increase in Oxygent-related payments during the current period.

        Net cash provided by investing activities totaled $200,000 for the six months ended December 31, 2005, due to proceeds received from Imcor to fund payments to vendors. Net cash provided by investing activities totaled $89,000 for the six months ended December 31, 2004, primarily due to proceeds from Imcor of $90,000.

        At December 31, 2005, the following approximate debt obligations were outstanding:

        (a)     $455,000 owed to various vendors;

        (b)     $150,000 in accrued expenses, primarily consisting of $115,000 in payroll and related expenses;

        (c)     $11.3 million in Senior Notes, including $805,000 in accrued interest;

        (d)     $1.25 million in deferred royalty payments to be paid through future Imagent earn-out payments, if any. In the event there are no future Imagent earn-out payments, the deferred royalties will not be paid.

        Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our product candidates or technology. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development programs or our commercialization efforts.

        If the holders of our Senior Notes do not demand repayment in March 2006, we believe we have working capital to fund our operations for the next 12 months; however, we do not have the resources to repay the Senior Notes. If the holders of our Senior Notes demand repayment in March 2006, the Company would have to raise additional funds to repay the Senior Notes or renegotiate their terms. If we are unable to do so, we do not have adequate resources to pay the amount due to our Senior Note holders and such holders may initiate liquidation proceedings against us. Therefore, we are seeking additional collaborative research and development relationships with suitable corporate partners for our products. Further, additional equity or debt financing may be required to fund our ongoing operations. Because adequate funds have not been available to us in the past, we have already delayed our Oxygent development efforts and have delayed, scaled back, and/or eliminated one or more of our other product development programs.

        The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. We have incurred operating losses through December 31, 2005. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Where you can find more information

        We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, information statements and other information regarding registrants, like us, which file electronically with the Commission.

        We were incorporated in New York in 1983. Our principal executive offices are located at 4660 La Jolla Village Dr., Suite 825, San Diego, California 92122, and our telephone number is (858) 410-5200.

        Our common stock is traded on the OTCBB under the symbol “ALLP.OB.”

Critical Accounting Policies

        There were no significant changes in critical accounting policies or estimates from those at June 30, 2005.

Item 3. Controls And Procedures

        (a)     Evaluation of Disclosure Controls and Procedures. The Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the Company’s disclosure controls and procedures. Based upon that evaluation, the CEO and CFO concluded that as of December 31, 2005 our disclosure controls and procedures were effective in timely alerting them to the material information relating to the Company (or the Company’s consolidated subsidiaries) required to be included in the Company’s periodic filings with the SEC, subject to the various limitations on effectiveness set forth below under the heading, “Limitations on the Effectiveness of Internal Controls”, such that the information relating to the Company, required to be disclosed in SEC reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (ii) is accumulated and communicated to the Company’s management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

        (b)     Changes in internal control over financial reporting. There has been no change in the Company’s internal control over financial reporting that occurred during the fiscal quarter ended December 31, 2005 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

LIMITATIONS ON THE EFFECTIVENESS OF INTERNAL CONTROLS

        The Company’s management, including the CEO and CFO, does not expect that our disclosure controls and procedures or our internal control over financial reporting will necessarily prevent all fraud and material error. An internal control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the internal control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, control may become inadequate because of changes in conditions, and/or the degree of compliance with the policies or procedures may deteriorate.

Part II Other Information:

Item 1. Legal Proceedings

        On July 2, 2003, HUB filed a lawsuit in the Superior Court of the State of California for the County of San Diego against us, Immune Complex and other parties.  The suit alleged that the defendants were liable to HUB for damages stemming from HUB’s inability to lease two properties due to defendants’ failure to timely deactivate the radiological materials licenses on the properties. The suit was for damages in excess of the $779,000 security deposit. Initially, HUB sought in excess of $3.5 million in damages. On August 21, 2003, Immune Complex filed its cross-complaint for indemnity against us. The Company filed a cross-complaint against HUB for damages (a refund of all or some of the security deposit). In June of 2004, Alliance deposited $1 million into a controlled bank account as security for any liability the Company might incur as a result of the HUB litigation. Because of certain pre-trial rulings limiting HUB’s claim, the damages HUB sought at trial were roughly $3 million. In addition, the parties stipulated prior to trial that Alliance owed HUB approximately $638,000 in damages based on HUB’s allegations. On April 27, 2005, the jury returned a verdict in favor of HUB in the amount of $1,479,000. The Court signed a judgment incorporating this verdict on April 28, 2005. HUB also sought inclusion in the judgment of an award of pre- and post-judgment interest, as well as attorney fees and costs, totaling approximately $1,370,000. The court ruled that HUB was entitled to attorney fees of $750,000, costs of $60,000 and pre-judgment interest of $4,000. Both HUB and Alliance filed Notices of Appeal. Alliance remitted $779,000 of the $2.3 million judgment in the form of a security deposit. In September 2005, per the controlled bank account agreement, HUB withdrew the $1 million security amount plus approximately $11,000 in interest in partial satisfaction of the judgment award. In November 2005, Alliance and HUB entered into a settlement and mutual release agreement whereby the award balance of approximately $536,000 was reduced and Alliance paid the compromised amount of $400,000 in full settlement of the lawsuit.

        On June 13, 2003, Alliance and Imcor jointly brought a patent infringement action against Amersham Health Inc., Amersham Health AS and Amersham plc (collectively, “Amersham”) in the U.S. District Court for the District of New Jersey, Civil Action No. 03-2853 (the “Amersham Litigation”). The lawsuit alleged that (1) through the sale of Amersham’s Optison product, Amersham and its related entities infringed on eight patents acquired from Alliance by Imcor through its purchase of the Imagent assets; (2) Alliance and Imcor did not infringe any Amersham patent; (3) Amersham misappropriated confidential trade secrets from Imcor (then Alliance) when Amersham (then Nycomed) was negotiating a marketing agreement for Imagent; and (4) Amersham was in violation of U.S. Antitrust laws. Alliance and Imcor were seeking damages and injunctive relief against Amersham. Amersham counterclaimed for infringement of 12 of its patents and brought counterclaims against Alliance and our subsidiary MBI asserting breach of contract, breach of good faith and fair dealing, and tortious interference with contractual relations. Imcor paid all costs in this lawsuit, including attorney fees and Alliance had little financial risk in the lawsuit. In September 2005, all parties agreed to a settlement of the Amersham Litigation, in which all parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases.

        On February 23, 2001, a lawsuit was filed against us and some of our officers by two former shareholders of MBI purportedly on behalf of themselves and other MBI shareholders.  On March 1, 2001 and March 19, 2001, two additional similar lawsuits were filed by other former shareholders of MBI.  The lawsuits, filed in the U.S. District Court for the Southern District of New York, alleged that our registration statement and prospectus filed and issued in connection with the acquisition of MBI contained misrepresentations and omissions of material facts in violation of certain federal securities laws.  In May 2001, the actions were consolidated. The plaintiffs were seeking rescission or compensatory damages, payment of fees and expenses, and further relief.  In January 2002, the plaintiffs filed a second amended complaint adding an additional securities claim against us and the named officers. In August 2003, the court granted summary judgment as to certain securities claims and dismissed the claims, and denied summary judgment as to other securities claims.  On November 3, 2005, the Court preliminarily approved a settlement reached by the parties, which will be funded by our insurers.  A hearing for final approval of the settlement has been scheduled for February 15, 2006.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        An annual meeting of shareholders of the Company was held on November 10, 2005.

Proposal 1 —Election of Directors

        The following directors were re-elected for the following year and until the election and qualification of their respective successors:

Director	For	Against	Withheld	Broker Non-Votes
Pedro Cuatrecasas, M.D	23,599,499	0	371,618	0
Carroll O. Johnson	23,598,669	0	372,448	0
Stephen M. McGrath	23,592,791	0	378,326	0
Jean G. Riess, Ph.D	23,595,258	0	375,859	0
Duane J. Roth	23,562,555	0	408,562	0
Theodore D. Roth	23,561,993	0	409,124	0

Item 5. Other Information

        None.

Item 6. Exhibits

(a)	Index to Exhibits

Exhibit	Description

31.1	Certification of our Chief Executive Officer, pursuant to Securities Exchange Act rule 13a-14(a) and 15d-14(a) as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002. *

31.2	Certification of our Chief Financial Officer, pursuant to Securities Exchange Act rule 13a-14(a) and 15d-14(a) as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002. *

32.1	Statement of our Chief Executive Officer under Section 906 of the Sarbanes Oxley Act of 2002. (18 U.S.C. Section 1350). *

32.2	Statement of our Chief Financial Officer under Section 906 of the Sarbanes Oxley Act of 2002. (18 U.S.C. Section 1350). *

* Filed Herewith.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
(Registrant)
Date: February 14, 2006	By: /s/ Duane J. Roth
Duane J. Roth
Chairman and Chief Executive Officer
By: /s/ Edward C. Hall
Edward C. Hall
Chief Financial Officer

Exhibit 31.1

Certification of Chief Executive Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
And Rules 13a-14 and 15d-14 under the Securities and Exchange Commission

I, Duane J. Roth, certify that:

1.     I have reviewed this Quarterly Report on Form 10-QSB of Alliance Pharmaceutical Corp;

2.     Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.     Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.     The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

        (a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

        (b)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

        (c)     Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.     The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

        (a)     All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

        (b)     Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: February 14, 2006

By:	/s/ Duane J. Roth Duane J. Roth Chief Executive Officer

Exhibit 31.2

Certification of Chief Financial Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
And Rules 13a-14 and 15d-14 under the Securities and Exchange Commission

I, Edward C. Hall, certify that:

1.     I have reviewed this Quarterly Report on Form 10-QSB of Alliance Pharmaceutical Corp;

2.     Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.     Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.     The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a- 15(e) and 15d-15(e)) for the registrant and have:

        (a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

        (b)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

        (c)     Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.     The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

        (a)     All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

        (b)     Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: February 14, 2006

By:	/s/ Edward C. Hall Edward C. Hall Chief Financial Officer

Exhibit 32.1

Certification of Chief Executive Officer
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Solely for the purpose of complying with 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, the undersigned Chief Executive Officer of Alliance Pharmaceutical Corp. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the three months and six months ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 14, 2006

By:	/s/ Duane J. Roth Duane J. Roth Chief Executive Officer

Exhibit 32.2

Certification of Chief Financial Officer
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Solely for the purpose of complying with 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, the undersigned Chief Financial Officer of Alliance Pharmaceutical Corp. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the three months and six months ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 14, 2006

By:	/s/ Edward C. Hall Edward C. Hall Chief Financial Officer